                                 Exhibit 11.1


                                  P-COM, INC.

                      COMPUTATION OF NET INCOME PER SHARE
     (This information is disclosed in note 1 of the "Notes to Financial
                                 Statements.")



---------------

Exhibit 6. This Exhibit should be read with "Summary of Significant Accounting Policies - Pro Forma Net Income (Loss) Per Share" in Note 1 of the Notes to Financial Statements.